Exhibit 10.5

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [****], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Master Outsourcing Agreement

MICWARE CO., LTD. (hereinafter referred to as “Micware”) and UNI-ELECTRONICS,INC. (hereinafter referred to as “UNI”) hereby enter into this Master Outsourcing Agreement (hereinafter referred to as the “Agreement”) to establish the fundamental terms and conditions under which Micware shall commission UNI to perform certain services.

Chapter 1 General Provisions

Article 1 (Definitions)

Unless otherwise provided herein, the following terms used in this Agreement shall have the meanings ascribed to them below:

(1)	“The Subject Work” refers to the work specified in the Individual Contract set forth in the following Article.

(2)	“Commissioned Fee” means the remuneration paid by Micware to UNI as consideration for the Subject Work.

(3)	“Provided Materials” refers to documents, drawings, books, manuals, etc. (including electronic files as well as paper media) provided by Micware to UNI in the course of performing the Subject Work.

(4)	“Inventions, etc.” means inventions, devices, or other intellectual property or know-how.

(5)	“Patent Rights, etc.” means rights related to inventions, including patent rights and other intellectual property rights, excluding copyrights.

Article 2 (Purpose of the Agreement and Individual Contracts)

1.	UNI shall perform the Subject Work commissioned by Micware based on individual contracts.

2.	An individual contract shall be established either by separately executing an individual contract agreement between Micware and UNI or by Micware issuing a purchase order or similar document to UNI with UNI’s acceptance thereof.

3.	The individual contract shall specify the details such as the work items, period, deliverables, and Commissioned Fee for the Subject Work.

4.	In the event of any inconsistency between the provisions of this Agreement and those of an individual contract, the provisions of the individual contract shall prevail.

Article 3 (Applicable Provisions)

If an individual contract is classified as a “quasi-mandate” contract, the provisions of Chapter 1 (General Provisions), Chapter 2 (Quasi-Mandate), and Chapter 4 (Miscellaneous) of this Agreement shall apply.

If an individual contract is classified as a “contract for work” (suretyship contract), the provisions of Chapter 1 (General Provisions), Chapter 3 (Contract for Work), and Chapter 4 (Miscellaneous) of this Agreement shall apply.

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Article 4 (Persons Responsible for the Work and Work Personnel)

1.	Each of Micware and UNI shall appoint a person responsible for the Subject Work (hereinafter referred to as the “Responsible Person”) and promptly notify the other after the conclusion of the individual contract. In the event of any change of the Responsible Person, prior notice shall be given to the other Party or such change shall be clearly indicated in the individual contract.

2.	The Responsible Persons of Micware and UNI shall have the authority and responsibility to make decisions, give instructions, and provide consents necessary for the performance of their respective obligations under this Agreement and individual contracts, as well as for the execution of the Subject Work. All such decisions, instructions, and consents shall be made through the Responsible Persons.

3.	UNI shall select the personnel engaged in the Subject Work (hereinafter referred to as the “Work Personnel”) from among those having sufficient experience and skills to perform the Subject Work adequately.

4.	UNI shall bear all employer responsibilities with respect to the Work Personnel in accordance with the Labor Standards Act, Industrial Safety and Health Act, Workers’ Accident Compensation Insurance Act, Employment Security Act, and other relevant laws and regulations. UNI shall give all directions and orders concerning the performance of the Subject Work, labor management, and safety and health management to the Work Personnel.

5.	If the Work Personnel need to enter Micware’s business premises, UNI shall ensure that such Work Personnel comply with Micware’s regulations concerning security, maintenance of order, and other related rules.

Article 5 (Consultation Committee)

1.	Micware and UNI may hold a consultation committee as necessary for the purpose of smooth execution of the Subject Work, to grasp progress status and resolve undecided matters through discussions and decisions on required issues.

2.	Micware and UNI shall prepare minutes of the consultation committee meetings in the prescribed manner, and after both Parties have confirmed the contents, each shall retain a copy thereof.

3.	In addition to the consultation committee provided for in this Article, Micware and UNI may define and hold other meetings necessary for the execution of the Subject Work.

Article 6 (Project Management Responsibility)

UNI shall carry out the work smoothly and appropriately in accordance with Micware’s orders. In the case of work under a contract for work, UNI shall complete the Subject Work by the delivery deadline. UNI shall proceed with the work in accordance with the procedures, methods, and work processes provided in this Agreement and the individual contracts, while continuously managing the progress status, endeavoring to identify any factors that may impede the work, and appropriately addressing such factors.

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Article 7 (Commissioned Fee)

1.	The amount and calculation method of the Commissioned Fee shall be determined in the individual contract.

2.	Unless otherwise specified, transportation expenses, accommodation fees, and other costs incurred in connection with business trips necessary for the performance of the Subject Work shall be included in the Commissioned Fee, and UNI shall not claim any expenses other than the Commissioned Fee from Micware.

3.	Micware shall pay the Commissioned Fee by bank transfer to the bank account designated by UNI in accordance with the conditions set forth in the individual contract. Micware shall bear any fees or charges incurred in connection with the payment of the Commissioned Fee.

Article 8 (Subcontracting)

1.	UNI shall not subcontract all or part of the Subject Work to any third party without prior written consent from Micware.

2.	Even when UNI subcontracts all or part of the Subject Work to a third party pursuant to based on the consent pursuant to the preceding Paragraph, UNI shall bear the same responsibility as if it performed the work itself.

3.	Even with consent under Paragraph 1, the subcontractor shall not further subcontract the Subject Work to any third party.

Article 9 (Patent Rights, etc.)

1.	Patent rights and other related rights arising from inventions related to the performance of the Subject Work shall belong exclusively to Micware.

2.	When UNI applies patent rights and the like previously owned to deliverables, UNI must obtain prior permission from Micware.

3.	If Micware grants permission under the preceding paragraph, UNI shall grant Micware a non-exclusive license and sublicense rights for the relevant patent rights to the extent necessary for Micware’s business. The consideration for such license shall be included in the Commissioned Fee.

Article 10 (Responsibility for Intellectual Property Rights Infringement)

1.	UNI guarantees to Micware that the deliverables will not infringe upon any third party’s intellectual property rights, including patent rights, utility model rights, design rights, trademark rights, and copyrights.

2.	Notwithstanding the foregoing, if Micware receives any claim of infringement of intellectual property rights (including warnings and litigation) from a third party regarding the deliverables due to reasons attributable to UNI, Micware shall promptly notify UNI of the fact and contents of such claim and may involve UNI in its defense. In such case, UNI shall fully cooperate with Micware.

3.	If damages to Micware are determined as a result of the foregoing, UNI shall bear all damages that Micware is required to pay.

4.	If there is a risk that the future use of the deliverables will become impossible due to infringement of intellectual property rights caused by reasons attributable to UNI, Micware may require UNI to take measures such as modifying the infringing part or acquiring licenses or rights necessary for continued use.

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Article 11 (Provision and Management of Materials)

1.	Micware may provide UNI with materials, software, and other equipment (hereinafter referred to as “Materials, etc.”) within the scope necessary for the performance of the Subject Work.

2.	UNI shall not use the Materials, etc. provided by Micware for any purpose other than the performance of the Subject Work, and shall comply with Micware’s instructions when using such Materials, etc.

3.	If UNI loses or damages the Materials, etc. due to reasons attributable to UNI, UNI shall, upon Micware’s instructions, restore the original condition or provide replacement items at its own expense, and compensate Micware for any damages incurred.

4.	Upon completion of the Subject Work, UNI shall promptly return or dispose of the provided Materials in accordance with Micware’s instructions.

Article 12 (Confidentiality Obligation)

1.	Micware and UNI shall manage with the care of a good manager all business or technical information disclosed by the other Party, which is designated as confidential (hereinafter referred to as “Confidential Information” in this Article). In the case of oral disclosure, such confidentiality shall be confirmed by a written notice (including electromagnetic records) issued to the Receiving Party within 30 days after disclosure. Confidential Information also includes all information sensed within Micware’s premises. Neither Party shall disclose or make public such Confidential Information without prior written consent from the Disclosing Party. (In this Article, the Party disclosing the information is referred to as the “Disclosing Party,” and the Party receiving the information is referred to as the “Receiving Party.”) However, if a disclosure request accompanied by statutory authority is made by a public institution, disclosure may be made to the extent necessary, provided that prompt notice is given to the Disclosing Party and efforts are made to limit the disclosure to the minimum extent required.

2.	The following information shall not be deemed Confidential Information:

(1)	Information that was already publicly known at the time of disclosure;

(2)	Information that became publicly known after disclosure without fault of the Receiving Party;

(3)	Information already held by the Receiving Party the time of disclosure;

(4)	Information lawfully obtained by the Receiving Party from a third party without confidentiality obligation after disclosure;

(5)	Information independently developed or acquired by the Receiving Party without relying on the disclosed Confidential Information.

3.	The Receiving Party shall not use the Confidential Information for any purpose other than the performance of the Subject Work and shall not reproduce the Confidential Information beyond the necessary scope for such performance.

4.	Notwithstanding Paragraph 1, Micware may disclose and allow the use of Confidential Information to its subsidiaries (entities in which Micware directly or indirectly holds a majority of voting rights), lawyers, certified public accountants, tax accountants, and other professionals consulted or engaged by Micware for the purpose of this Agreement or business management (hereinafter referred to as “Professionals”), and to third-party auditors engaged by Micware for business purposes (hereinafter referred to as “Auditors”), to the minimum extent necessary. Micware shall ensure that such subsidiaries, Professionals, and Auditors assume obligations equivalent to those borne by Micware under this Agreement.

5.	UNI may disclose Confidential Information to subcontractors only when necessary for the performance of the Subject Work, and in such case, UNI shall impose obligations equivalent to those borne by UNI under this Article on such subcontractors.

6.	The obligations under this Article shall survive for three years after the expiration or termination of this Agreement.

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Article 13 (Personal Information)

1.	Micware and UNI shall properly manage any personal information (as defined under the Act on the Protection of Personal Information) disclosed by the other Party in connection with the performance of the Subject Work, and shall not leak or disclose such information to any third party.

2.	The provisions of Article 11 (Provision and Management of Materials) shall apply mutatis mutandis to the return, etc. of personal information.

3.	The obligations under this Article shall survive even after the termination of this Agreement.

4.	The provisions of Article 12 (Confidentiality Obligation) shall apply additionally to the handling of personal information.

Article 14 (Information Securirty)

1.	In order to comply with the preceding two articles, UNI shall work only in an environment that is secure from an information security perspective, and shall establish a management system and implement countermeasures.

2.	In order to confirm and evaluate the implementation status of the preceding paragraph, Micware shall conduct an audit of UNI once a year (including an audit within UNI’s place of business), and UNI must comply with such audit.

3.	In the event that UNI causes a security incident and there is a risk of violating the preceding two articles, UNI must notify Micware of such fact within 8 hours of becoming aware of the security incident. Security incidents referred to herein mean the following:

(1)	Erroneous transmission of mail, courier packages, email, or fax

(2)	Loss or theft of documents or storage media (including PC terminals and mobile phones)

(3)	Unauthorized alteration of electronic data or paper media, or deletion due to erroneous operation

(4)	Failure or damage to business systems or information processing equipment

(5)	Network failure

(6)	Unauthorized access to information processing equipment by third parties

(7)	Virus infection of information processing equipment

4.	In the case of the preceding paragraph, UNI must take measures to minimize damage to Micware, and when Micware gives instructions, UNI must handle the situation in accordance with those instructions.

Article 15 (Reports)

UNI shall submit to Micware reports or other documents regarding the compliance status of UNI’s obligations under this Agreement or the status of the work upon request of Micware.

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Chapter 2 Quasi-Mandate

Article 16 (Performance of Work)

UNI shall perform the Subject Work with the care of a good manager.

Article 17 (Confirmation)

1.	Upon completion of the Subject Work defined in the individual contract, UNI shall promptly prepare a work completion report in the prescribed format and submit it to Micware. If deliverables are produced during the execution of the work, UNI shall submit such deliverables to Micware by the completion of the work.

2.	Micware shall review the work completion report within four business days of receipt and notify UNI of its confirmation.

Article 18 (Ownership of Deliverables, etc.)

1.	Ownership of the deliverables shall transfer from UNI to Micware upon completion of the Subject Work.

2.	Risk of loss or damage to the deliverables shall be borne by UNI before completion of the Subject Work and by Micware thereafter.

3.	Copyrights related to the deliverables (including the rights under Articles 27 and 28 of the Copyright Act) shall transfer from UNI to Micware upon delivery. The consideration for such copyright transfer shall be included in the Commissioned Fee. However, copyrights owned independently by UNI or third parties prior to this Agreement shall remain with UNI or such third parties.

4.	UNI grants Micware a license to use the copyrighted works referred to in the proviso of the preceding paragraph (excluding those belonging to third parties) to the extent necessary for use. The consideration for such license shall be included in the Commissioned Fee.

5.	UNI shall not exercise moral rights of authorship in relation to the deliverables against Micware or Micware’s customers, and if the creator of the deliverables is a third party other than UNI, UNI guarantees that such third party will not exercise moral rights of authorship against Micware.

Chapter 3 Contract for Work

Article 19 (Delivery and Inspection)

1.	UNI shall deliver the deliverables to Micware by the delivery deadline specified in the individual contract.

2.	Micware shall inspect the deliverables within the period specified in the individual contract after receipt.

3.	If Micware determines that the deliverables conform to the inspection requirements, Micware shall issue an inspection certificate to UNI.

4.	If Micware determines that the deliverables do not conform to the inspection requirements under the preceding paragraph, UNI shall repair or supplement the deliverables (hereinafter referred to as “Repair”) upon Micware’s request and re-deliver them to Micware.

5.	The procedures after re-delivery shall follow the provisions from Paragraph 1 onwards.

6.	Even if the inspection certificate is not issued, if Micware does not raise any reasonable objection within the inspection period, the deliverables shall be deemed to have passed the inspection prescribed in this Article.

7.	Passing the inspection prescribed in this Article shall be deemed the completion of acceptance of the deliverables and of the delivery thereof.

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Article 20 (Liability for Non-Conformity of Contract)

If Micware discovers, after delivery of the deliverables, that the deliverables do not conform to the content of this Agreement and the individual contract (including discrepancies from the specification, defects, bugs, or lack of quality that the deliverables should naturally have), Micware may notify UNI of such non-conformity within one year after the completion of inspection and acceptance, and require UNI to repair the non-conformity free of charge.

Article 21 (Ownership of Deliverables, etc.)

1.	Ownership of the deliverables shall transfer from UNI to Micware upon completion of inspection and acceptance.

2.	Risk of loss or damage to the deliverables shall be borne by UNI before completion of inspection and acceptance, and by Micware thereafter.

3.	Copyrights related to the deliverables (including rights under Articles 27 and 28 of the Copyright Act of Japan) shall transfer from UNI to Micware upon completion of inspection and acceptance. The consideration for such copyright transfer shall be included in the Commissioned Fee. However, copyrights independently owned by UNI or third parties prior to the execution of this Agreement shall remain with UNI or such third parties.

4.	UNI grants Micware a license to use the copyrighted works referred to in the proviso of the preceding paragraph (excluding those belonging to third parties) to the extent necessary for use. The consideration for such license shall be included in the Commissioned Fee.

5.	UNI shall not exercise moral rights of authorship related to the deliverables against Micware. In the event the creator of the deliverables is a third party other than UNI, UNI guarantees that such third party shall not exercise moral rights of authorship against Micware.

Chapter 4 Miscellaneous

Article 22 (Use of OSS)

1.	When UNI intends to use open source software (hereinafter referred to as “OSS”) as part of the software that constitutes deliverables or work products (hereinafter referred to as the “Software”) in the course of performing the Subject Work, UNI shall provide in writing appropriate information regarding the nature of the OSS, such as the license terms of the OSS, its functions, the name and characteristics of the development management community, functional limitations of the OSS, and quality level, and propose the use of the OSS to M.

2.	Micware shall examine and evaluate UNI’s proposal as set forth in the preceding paragraph and decide whether to adopt the OSS.

3.	UNI shall not use, nor propose to Micware the use of, any OSS that requires any of the following:

(1)	Disclosure, distribution, or licensing to third parties of all or part of the source code or object code of the Software or its derivatives

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(2)	Licensing to third parties of all or part of the Software or its derivatives

(3)	Licensing all or part of the intellectual property rights managed or owned by Micware

(4)	Restricting the free exercise of rights to third parties with respect to all or part of the intellectual property rights managed or owned by Micware

Article 23 (Termination)

1.	Either Party may terminate all or part of this Agreement or any individual contract by written notice to the other Party if the other Party falls under any of the following:

(1)	The other Party’s significant assets are subject to attachment, provisional attachment, provisional disposition, tax lien, or other governmental disposition, or bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation proceedings are initiated or petitioned for;

(2)	The other Party is dissolved or transfers all of its business, or a resolution to that effect is adopted;

(3)	Bills or checks drawn or accepted by the other party are dishonored or the other party becomes insolvent;

(4)	The other Party receives an order from a regulatory authority to suspend business operations, or its business license or registration is revoked.

2.	Either Party may terminate all or part of this Agreement or any individual contract where the other party breaches any provision of this Agreement or individual contract, or where a serious cause arises making continuation difficult due to reasons attributable to the other Party (hereinafter “Breach, etc.”), and the breaching Party fails to cure such Breach, etc. within 14 days after receiving written notice demanding correction.

3.	Upon termination pursuant to the foregoing paragraphs, the terminating Party may claim damages from the other party additionally, the terminated Party shall lose the benefit of any payment deferment and shall immediately fulfill any outstanding obligations to the other Party.

Article 24 (Term)

1.	The term of this Agreement shall be one year from January 1, 2023. However, unless either Party gives written notice of its intention to terminate this Agreement at least two months prior to the expiration of the term, this Agreement shall be automatically extended for an additional one year on the same terms and conditions, and thereafter likewise.

2.	Regardless of the reason for termination, unless otherwise mutually agreed, any individual contracts already concluded shall remain effective, and the provisions of this Agreement shall continue to apply to the extent necessary for the continuation of such individual contracts.

3.	In addition to the foregoing, the following Articles shall survive termination of this Agreement and remain in full force and effect: Article 9 (Patent Rights, etc.), Article 10 (Liability for Intellectual Property Rights Infringement), Article 11 (Provision and Management of Materials), Article 12 (Confidentiality Obligation), Article 13 (Personal Information), Article 18 (Ownership of Deliverables, etc.), Article 20 (Liability for Non-Conformity of Contract), Article 21 (Ownership of Deliverables, etc.), Article 23 (Termination), this Article (Term), Article 25 (Indemnification), Article 26 (Exclusion of Antisocial Forces), Article 27 (Compliance with Export-related Laws), Article 28 (Non-Assignment of Rights and Obligations), Article 30 (Governing Law), and Article 31 (Dispute Resolution).

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Article 25 (Indemnification)

Micware or UNI shall compensate the other Party for any damages caused in relation to this Agreement or any individual contract.

Article 26 (Exclusion of Antisocial Forces)

1.	Micware and UNI each represent and warrant to the other party as follows:

(1)	Neither themselves nor their officers or employees are currently, nor have ever been, members of any organized crime group, gangster, affiliated organization of an organized crime group, corporate racketeer (Sokaiya), social movement extortionist, or any other antisocial forces (hereinafter collectively referred to as “Antisocial Forces”);

(2)	Neither themselves nor their officers or employees have used or will use Antisocial Forces;

(3)	Neither themselves nor their officers or employees have provided funds or benefits to Antisocial Forces, nor cooperated with or been involved in the maintenance or operation of Antisocial Forces;

(4)	Neither themselves nor their officers or employees have or have had any relationship with Antisocial Forces subject to social condemnation.

2.	Micware and UNI each guarantee that neither themselves nor any third party they use will engage in any of the following acts:

(1)	Violent demands;

(2)	Unjust demands beyond legal responsibility;

(3)	Threatening language or violence related to transactions;

(4)	Slander or defamation by spreading false rumors or using fraudulent or forceful means, damaging the other Party’s credit or obstructing its business;

(5)	Other acts similar to those above.

3.	If either Party violates or is found likely to violate the obligations under this Article, they shall immediately notify the other Party.

Article 27 (Compliance with Export-related Laws and Regulations)

When Micware exports the deliverables supplied by UNI, Micware shall comply with the Foreign Exchange and Foreign Trade Act and other export-related laws and regulations, and complete the prescribed procedures. UNI shall cooperate upon Micware’s request in this regard.

Article 28 (Prohibition of Assignment of Rights and Obligations)

Neither Micware nor UNI shall assign or transfer their contractual position under this Agreement or any individual contract, nor assign, transfer, or provide as security all or part of their rights or obligations under this Agreement or any individual contract, to any third party without prior written consent of the other Party.

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Article 29 (Expiration of Former Agreement)

The Basic Outsourcing Agreement dated December 6, 2021 (hereinafter referred to as the “Former Agreement”) between Micware and UNI shall expire simultaneously with the effective date of this Agreement. However, the Former Agreement shall remain effective solely in relation to any individual contracts based on the Former Agreement that are still valid.

Article 30 (Governing Law)

This Agreement and any individual contracts shall be governed by and construed in accordance with the laws of Japan.

Article 31 (Dispute Resolution)

1.	In case of any matters not stipulated in this Agreement or any individual contract, or any doubts arising regarding the provisions thereof, Micware and UNI shall sincerely consult and determine remedial measures in accordance with the purpose of this Agreement.

2.	All disputes arising out of or relating to this Agreement or any individual contract shall be subject to the exclusive jurisdiction of the Osaka Summary Court or the Osaka District Court as the court of first instance.

To certify the conclusion of this Agreement, two copies of this Agreement have been prepared, both of which have been signed and sealed by Micware and UNI, and each Party shall retain one copy.

Date: January 1, 2023

Micware Co., Ltd. 59 Naniwamachi, Chuo-ku, Kobe, Hyogo, Japan Representative Director [****]	UNI-ELECTRONICS, INC. 3-6-17 Kitashinagawa, Shinagawa-ku, Tokyo, Japan Representative Director [****]